Local OfficeDoc No.SDILIB1\JAK\424083.02Doc PathC:\NrPortbl\SDILIB1\JAKOrig
Doc  PathDoc  NameAddressee(s)Signer(s)Cause   No.PartiesClient  No.029280Matter
No.0003Client          NameBPHMatter          Name          Caption         Bank
DocumentDate09/02/98FooterStoreDocument TypeDocumentType (continued...)



     SDILIB1\JAK\424083.02
     EMPLOYMENT SEPARATION
     AND GENERAL RELEASE AGREEMENT


     THIS  EMPLOYMENT  SEPARATION  AND GENERAL  RELEASE  AGREEMENT  (hereinafter
"AGREEMENT") is made and entered into by and between Alan Remen (hereinafter "REMEN") and Path 1 Network Technologies Inc. (hereinafter "PATH 1" or "the Company"), effective as of January 8, 2002.

     RECITALS

     A. REMEN is an employee of PATH 1.

     B. As of January 8, 2002, REMEN held options under PATH 1's 2000 Stock Option/ Stock Issuance Plan (the "Plan") to purchase shares of PATH 1's Class A common stock (the "Options"). As of January 8, 2002, REMEN had acquired vested interests in 74,000 (of such Options, and had not yet acquired vested rights in 240,000 of such Options.

     THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between REMEN, on the one hand, and PATH 1, on the other, as follows:

     1. Incorporation of Recitals. The Recitals and identification of the parties to, and beneficiaries of, this AGREEMENT are incorporated by reference as though fully set forth herein.

     2. Compensation for Employment. PATH 1 agrees to pay to REMEN all of his wages (including accrued and unused vacation time) accrued through January 8, 2002 by January 8, 2002. REMEN agrees that payment on such date is sufficiently timely, and he knowingly waives any claim for late payment of wages under any federal, state or local law or regulation, including but not limited to California Labor Code section 200 et seq. The parties agree that the amount of wages to be paid to REMEN is US$9,013.75 before applicable tax withholdings.

     Except as expressly provided in this AGREEMENT and in the Consulting Agreement presented to REMEN concurrently herewith ("Consulting Agreement"), REMEN hereby waives and renounces any and all other amounts which are or may become due to him, including but not limited to amounts referred to in his Offer Letter dated May 5, 2000, or in any other written or oral compensation arrangement.

     REMEN acknowledges that effective upon his employment termination he will be unable to continue his participation in PATH 1's 401(k) plan or, except as allowed by COBRA, any other PATH 1 perquisite, employee benefit plan or fringe benefit plan.

     3. Waiver of Severance Rights.

     REMEN agrees to waive his rights, if any, to receive any severance compensation pursuant to the terms of his Offer Letter dated May 5, 2000, or pursuant to any other oral or written agreement, in consideration of PATH 1's agreement to enter into the Consulting Agreement presented concurrently herewith ("Consulting Agreement") and its agreement to pay to REMEN the consulting fees provided for therein.

     4. Medical and Dental Benefits.

     REMEN acknowledges that he has been provided with forms by which he may maintain his and his eligible dependents' participation in PATH 1's group medical and dental insurance plans pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). PATH 1 agrees that if REMEN timely elects to continue his and his eligible dependents' participation in the Company's group medical and dental insurance plans pursuant to COBRA, and if REMEN executes the Consulting Agreement presented herewith, the Company will pay COBRA premiums therefore on behalf of REMEN and his eligible dependents through the first ninety (90) days of the Consulting Period, as defined in said Consulting Agreement. Nothing herein shall limit the right of PATH 1 to change the provider and/or the terms of its group medical and/or dental insurance plan at any time hereafter.

     5. Stock Options.

     The parties acknowledge and agree that on the date of termination of employment, REMEN had acquired vested rights in options to purchase up to 74,000 [39,517 Non-Qualified and 34,483 ISO] shares of PATH 1's Class A common stock. In consideration of the general release given by REMEN pursuant to this Agreement, PATH 1 agrees that REMEN's vesting in options to purchase 35,000 shares shall be accelerated, and that REMEN shall be considered to hold vested rights to exercise options to purchase up to a maximum of 109,000 shares of PATH 1's Class A common stock. The parties further agree that notwithstanding REMEN's continued work for PATH 1 pursuant to the Consulting Agreement presented herewith,REMEN shall not vest in any other options, except those specified herein. All rights to exercise vested options shall cease ninety (90) days from the expiration of the Consulting Agreement.

     6. Laptop Computer. The parties acknowledge that REMEN has been provided with a laptop computer, Sony PCG-Z 505HS, Path 1 Property #01086, Serial Number 28305530 3112990, for use in connection with his employment with PATH 1. As additional consideration for the promises and releases given by REMEN pursuant to this AGREEMENT and the Consulting Agreement, PATH 1 agrees that REMEN may retain said laptop computer.

     7. Electronic Communications. The parties agree that for a period of ninety
(90) days from the date of REMEN's execution of this AGREEMENT, PATH 1 shall forward to REMEN's personal e-mail address all e-mail he receives at his PATH 1 e-mail address. PATH 1 further agrees that for the same period of ninety (90) days, REMEN shall continue to have access to his PATH 1 voice mailbox. PATH 1 agrees to use reasonable care and diligence in the forwarding of electronic mail to REMEN's personal e-mail address, and cannot guarantee that REMEN will receive every electronic message sent to him at PATH 1.

     8. Release.

     8.1 Release. REMEN for himself, and his relatives, heirs, executors, administrators, assigns and successors, fully and forever releases and discharges PATH 1 and each of its current, former and future parents, subsidiaries, related entities, and its and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, "Releasees"), with respect to any and all claims, liabilities, causes of action, suits, debts, contracts, agreements, promises, demands, losses, settlements, diminutions in value, judgments, damages, penalties, costs and expenses (including, without limitation, attorneys' fees) of every nature, kind and description, in law, equity or otherwise (collectively, "Claims") relating to REMEN's employment with PATH 1, which have arisen, occurred or existed at any time before the signing of this AGREEMENT.

     8.2 Knowing Waiver of Related Claims. REMEN understands and agrees that he is waiving and releasing any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any Claims and causes of action relating to REMEN's employment with PATH 1 or the Options, including without limitation, claims of breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, personal injury, physical injury, emotional distress, the California Fair Employment and Housing Act, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.

     8.3 Waiver of Civil Code ss. 1542. REMEN expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows, and under all federal, state and/or common-law statutes or principles of similar effect:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     REMEN expressly agrees and understands that the release given by him pursuant to this AGREEMENT applies to all unknown, unsuspected and unanticipated Claims which REMEN may have against PATH 1 or any of the other Releasees.

     8.4 No Prior Assignments. REMEN represents and warrants that there has been no assignment or other transfer of any interest in any Claim which REMEN may have against PATH 1 or any of the other Releasees, or any of them, and REMEN agrees to defend, indemnify and hold PATH 1 and the other Releasees, and each of them, harmless from any liability, claims, demands, damages, settlements, judgments, penalties, costs, expenses and attorneys' fees incurred by PATH 1 or any of the other Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by PATH 1 and the other Releasees under the indemnity, and that this indemnity shall be payable as incurred and on demand.

     8.5 Denial of Liability and Obligation. This AGREEMENT is not intended to and shall not constitute any admission or concession of any kind by PATH 1 or any other person as to the existence of any liability or obligation to REMEN under any Claim. PATH 1 and the other Releasees specifically deny the existence of any such liability or obligation to REMEN.

     9. Promise to Refrain from Suit or Administrative Action. REMEN promises and agrees that he will never sue PATH 1 or any of the other Releasees, or otherwise institute or participate in any legal or administrative proceedings against PATH 1 or any of the other Releasees (or aid anyone else to do so), with respect to any Claim covered by the release provisions of this AGREEMENT. REMEN agrees that if REMEN violates this Section 2 in any manner or in any manner asserts again PATH 1 or any of the other Releasees, or any of them, any of the Claims released hereunder, then REMEN will pay to PATH 1 and the other Releasees, and each of them, in addition to any other damages caused to PATH 1 and the other Releasees thereby, all attorneys' fees incurred by PATH 1 and the other Releasees in defending or otherwise responding to said Claim.

     10. Full Defense. It is specifically understood and agreed that this AGREEMENT may be pleaded as a full and complete defense to and may be used as the basis for an injunction against any action, arbitration, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this AGREEMENT.

     11. Assumption of Risk as to Facts. The parties both understand that if the facts with respect to which they are executing this AGREEMENT are later found to be other than or different from the facts both or either of them now believe to be true, they expressly accept and assume the risk of such possible difference in fact and agree that this AGREEMENT shall remain effective despite any difference of fact.

     12. No Outside Representations. No representation, warranty, condition, promise, understanding or agreement of any kind with respect to the subject matter hereof has been made by either party or by anyone else, nor shall any such be relied upon by either party, except those contained herein. There were no inducements to enter into this AGREEMENT, except for what is expressly set forth in this AGREEMENT.

     13. Severability of Release Provisions. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this AGREEMENT shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

     14. Integrated Agreement. The parties acknowledge and agree that this AGREEMENT and the Consulting Agreement presently to REMEN concurrently herewith contain the entire agreement of the parties on the subject matter hereof. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.

     15. Confidentiality. REMEN promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential both the fact of and the terms of this settlement, including the amounts referred to in this AGREEMENT, except that he may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which REMEN has consulted such professional advisors. REMEN expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former employees of EMPLOYER the fact or the terms of this settlement. PATH 1 also agrees to use reasonable care to maintain the confidentiality of the fact of and the terms of this settlement, including the amounts referred to in this AGREEMENT. PATH 1 may disclose this information to its executive management, its Board of Directors, legal counsel, and its human resources and accounting departments, as necessary, or as required by the Securities and Exchange Commission.

     16. Voluntary Execution. The parties hereby acknowledge that they have read and understand this AGREEMENT and that they sign this AGREEMENT voluntarily and without coercion.

     17. Waiver, Amendment and Modification of AGREEMENT. The parties agree that no waiver, amendment or modification of any of the terms of this AGREEMENT shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this AGREEMENT shall operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power, or privilege. No action taken pursuant to this AGREEMENT shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

     18. Representation by Counsel. The parties acknowledge that they have the right to have been represented in by counsel of their own choosing, and that they have entered into this AGREEMENT voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties or any undersigned attorneys, other than those contained within this AGREEMENT. The parties further agree that if any of the facts or matters upon which they now rely in making this AGREEMENT hereafter prove to be otherwise, this AGREEMENT will nonetheless remain in full force and effect. REMEN acknowledges that Brobeck, Phleger & Harrison LLP, PATH 1's lawyers, have represented PATH 1 only and have not represented or advised him in connection with his employment with PATH 1 or in connection with this AGREEMENT.

     19. California Law. The parties agree that this AGREEMENT and its terms shall be construed under California law.

     20. Agreement to Arbitrate Claims Arising from AGREEMENT. The parties agree that with the exception of disputes and claims identified below, if any dispute arises concerning interpretation and/or enforcement of the terms of this AGREEMENT, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in San Diego, California in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes, effective June 1, 1997 and in accordance with the guidelines delineated by the California Supreme Court in Armendariz v. Foundation Health Psychcare Services, Inc. (2000). Notwithstanding this agreement to arbitrate, neither party shall be precluded from seeking injunctive relief in a judicial forum.

     21. Drafting. The parties agree that this AGREEMENT shall be construed without regard to the drafter of the same and shall be construed as though each party to this AGREEMENT participated equally in the preparation and drafting of this AGREEMENT.

     22. Counterparts. This AGREEMENT may be signed in counterparts and said counterparts shall be treated as though signed as one document.

     23. Return of Company Property. REMEN has returned to PATH 1 his Company credit card, keys and passcard. It is understood and agreed that REMEN shall return all other property in his possession which belongs to or was leased by PATH 1 (or leased to him on PATH 1's account) immediately upon demand therefor. REMEN specifically promises and agrees that, except as may be required and specifically authorized in conjunction with his consulting services (and only during the Consulting Period), he shall not retain copies of any Company documents or files.

     24. Period to Consider Terms of AGREEMENT. REMEN acknowledges that this AGREEMENT was first presented to him on January __, 2002, and that he is entitled to have 21 days' time in which to consider the AGREEMENT. REMEN acknowledges that he understands that he has the right to obtain the advice and counsel from the legal representative of his choice, and that he executes this AGREEMENT having had sufficient time within which to consider its terms. REMEN represents that if he executes this AGREEMENT before 21 days have elapsed, he does so voluntarily, and that he voluntarily waives any remaining consideration period.

     25. Revocation of AGREEMENT. REMEN understands that after executing this AGREEMENT, he has the right to revoke it within seven (7) days after his execution of it. REMEN understands that this AGREEMENT will not become effective and enforceable unless the seven-day revocation period passes and REMEN does not revoke the AGREEMENT in writing. REMEN understands that this AGREEMENT may not be revoked after the seven-day revocation period has passed. REMEN understands that any revocation of this AGREEMENT must be made in writing and delivered to PATH 1 within the seven day period, and that if he does so revoke the AGREEMENT, he shall not be entitled to receive any of the benefits described herein.

     26.




     Effective Date. This AGREEMENT shall become effective on the eighth (8th) day after execution by REMEN, so long as REMEN has not revoked it within the time and in the manner specified in Section 24 of this AGREEMENT.




     ALAN REMEN


     PATH 1 NETWORK TECHNOLOGIES INC.


     By
     -------------------------------------------------
     David A. Carnevale
     Executive Vice President, Marketing & Sales